Exhibit 5.2
[SPRINT NEXTEL LETTERHEAD]
October 10, 2006
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
     Re:      Registration Statement on Form S-3 Filed by Sprint Nextel Corporation
Ladies and Gentlemen:
     I am counsel to Sprint Nextel Corporation, a Kansas corporation (the “Company”), and have advised the Company in connection with the proposed issuance of the Company’s guarantees (the “Guarantees”) of the 8 1/8% Senior Notes due 2011 (the “2003 Notes”) and the 8 1/8% Senior Notes due 2011 (the “2004 Notes”) of Nextel Partners, Inc., a Delaware corporation (“Nextel Partners”) and subsidiary of the Company, to be registered pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The 2003 Notes were issued pursuant to the indenture, dated as of June 23, 2003, between Nextel Partners and The Bank of New York, as trustee for the 2003 Notes, and the 2004 Notes were issued pursuant to the indenture, dated as of May 19, 2004, between Nextel Partners and BNY Western Trust Company, as trustee for the 2004 Notes.
     In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary. Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that:
1.	The Company is a corporation validly existing and in good standing under the laws of the State of Kansas and has the corporate power and authority to enter into and to incur and perform its obligations under the Guarantees; and

2.	The execution and delivery by the Company of the Guarantees and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action.
     My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinion is hereby limited to, the laws of the State of Kansas. I express no opinion with respect to the law of any other jurisdiction.
     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Michael T. Hyde

Michael T. Hyde